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                                                                    EXHIBIT 99.1

                      Press Release dated December 17, 2001
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 VIISAGE RAISES $18.5 MILLION IN PRIVATE PLACEMENT WITH INSTITUTIONAL INVESTORS

     LITTLETON, Mass.--(BUSINESS WIRE)--Dec. 17, 2001-- Company To Launch Aggressive Investment Campaign To Meet Market Demand For Security Technologies.

     Viisage Technology, Inc. (NASDAQ: VISG), the leader in face-recognition technology and identification systems and solutions, announced today that it has completed an $18.5 million private placement of common stock with several large institutional investors.

     Viisage sold approximately 1.9 million shares at $10.50 per share, representing a 5% discount to market from the $11.01 closing price on Friday, December 14th. The investors also received warrants to purchase 265,000 shares of common stock at 115% of the purchase price.

     Tom Colatosti, Viisage President and CEO, said, "We were able to complete this entire transaction from engagement to closing in less than 48 hours on terms that are unparalleled in our industry. We believe this financing is a powerful demonstration of the investment community's confidence in Viisage's ability to extend its biometric market leadership."

     Speaking on behalf of Viisage's Board of Directors, Denis Berube, Chairman of the Board, said, "We are witnessing tremendous interest for new security technologies to improve national security, resulting in an acceleration of market acceptance and demand for face-recognition technology as an important element of a complete security solution. Viisage's market supremacy includes more than 150 face recognition installations, operating the world's largest face recognition database that searches 8 million images in less than 15 seconds and its selection to implement the first live deployment of face-recognition technology at a U.S. airport. This clearly reflects the robustness of our technology, the breath of our market applications and our industry leadership. Our current leadership and market potential forms our commitment to furnish Viisage management with all the resources necessary today and in the future to take the long view to extend our market position and to respond to customer needs."

     Colatosti added, "Our management team has demonstrated the ability to successfully execute and build one of the most recognizable brands in the security industry with very limited resources. Strengthening our balance sheet with this financing opens up an entirely new vista of opportunities for us to invest in additional technical and marketing resources as well as giving us the ability to consider synergistic acquisitions."

     In concluding his comments, Colatosti said, "I am particularly grateful to our investment bankers at Ladenburg Thalmann for their professionalism and their extraordinary ability to arrange this financing that was so responsive to our business requirements."

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  About Viisage Technology

     Viisage Technology is the world leader in biometric face-recognition technology and identification systems and solutions that enhance consumer convenience, improve security and protect personal privacy. Originally developed at MIT, Viisage's patented, accurate, non-intrusive and cost-effective face-recognition technology is widely acknowledged for its unmatched performance including speed in real-time applications, scalability for managing large image databases, and systems integration for complete customer solutions.

     Viisage delivers annually through 1,500 U.S. systems in 1,200 locations in 15 states, more than 25 million high-quality and high-security digital-identification documents for government agencies responsible for issuing drivers' licenses, social services cards and law enforcement credentials.

     Viisage provides a full family of face recognition products. FaceEXPLORER(TM) is a powerful and scalable image retrieval and analysis database product, used to combat identity fraud - it is implemented in the world's largest face recognition system with more than 8 million enrolled images. FaceFINDER(TM), acclaimed for its processing speed, is the industry's most widely implemented surveillance and identification system - it is installed in more than 100 casinos worldwide and has been deployed to improve security at premier sporting events. FacePASS(TM) (for PC, Mobile, & Internet) provides secure authentication for PC, Internet and e-commerce connections. FacePIN(TM) offers consumers convenient and private verification for point-of-sale transactions such as ATMs. FacePASS(TM) (keyless entry/physical access) is a practical security solution for keyless entry to secure facilities, such as offices, dormitories and government facilities. FaceTOOLS(TM) is a leadership Software Developers Kit that enables application providers the ability to develop and customize unique customer and market applications.

     This news release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time to time by the Company through its senior management are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, among other things, potential fluctuations in quarterly results, the size and timing of award and performance on contracts, dependence on large contracts and a limited number of customers, lengthy sales and implementation cycles, changes in management estimates incident to accounting for contracts, availability and cost of key components, market acceptance of new or enhanced products and services, proprietary technology and changing competitive conditions, system performance, management of growth, dependence on key personnel, ability to obtain project financing, general economic and political conditions and other factors affecting spending by customers and other risks, uncertainties and factors including those described from time to time in the company's filings with the Securities and Exchange Commission, including without limitation, the company's Form 10K for the year ending December 31, 2000 and its quarterly reports on Form 10Q.


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CONTACT: Viisage Technology, Inc.
Tom Colatosti, President and CEO
(978) 952-2211

or

Porter, LeVay & Rose, Inc.
Sarah Torres, VP-Editorial
Linda Decker, VP-Investor Relations
(212) 564-4700

or

Gray & Rice
Michelle Amoroso
(617) 367-0100, X110

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